Exhibit 10.5

MASTER LOAN AND SECURITY AGREEMENT

dated as of November 27, 2002,

by and between

FARMERS & MECHANICS BANK

and

OXFORD FINANCE CORPORATION

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SECTION 4. NEGATIVE COVENANTS	15
4.1. Financial Covenants	15
4.2. Liens	15
4.3. Mergers, Acquisitions, Etc.	15
4.4. Sale of Assets and Liquidation	15
4.5. Change of Business	16
4.6. Change of Name, Location, Etc.	16
4.7. Fiscal year	16
4.8. Amendments	16
4.9. ERISA	16
SECTION 5. DEFAULT	16
5.1. Payment of Obligations	16
5.2. Perform, etc. Certain Provisions of this Agreement	16
5.3. Perform, etc. Other Provisions of This Agreement	16
5.4. Representations and Warranties	17
5.5. Default under Other Financing Documents	17
5.6. Liquidation, Termination, Dissolution, etc.	17
5.7. Default under Other Indebtedness	17
5.8. Attachment	17
5.9. Judgments	17
5.10. Inability to Pay Debts, etc.	18
5.11. Bankruptcy	18
5.12. Receiver, etc.	18
5.13. Financial Condition	18
5.14. Insecure	18
5.15. Prospect of Payment	18
SECTION 6. RIGHTS AND REMEDIES	18
6.1. Rights and Remedies	18
6.2. Default Rate	20
6.3. Liens, Set-Off	20
6.4. Enforcement Costs	21
6.5. Application of Proceeds	21
6.6. Remedies, etc. Cumulative	21
6.7. No Waiver, Etc.	21
SECTION 7. MISCELLANEOUS	22
7.1. Course of Dealing; Amendment	22
7.2. Waiver of Default	22
7.3. Notices	22
7.4. Right to Perform	23
7.5. Fee; Costs and Expenses	23
7.6. Consent to Jurisdiction	23
7.7. Assignment and Participations	24
7.8. Definitions; Certain Definitional Provisions	25
7.9. Entire Agreement; Severability	26
7.10. Survival	27

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7.11. Successors and Assigns	27
7.12. Applicable Law	27
7.13. Time of Essence	27
7.14. Duplicate Originals and Counterparts	27
7.15. Headings	27

EXHIBITS

No. 1:	Loan Request
No. 2:	Promissory Note
No. 3:	List of Other Locations
No. 4:	List of Plans
No. 5:	List of Prepaid Amounts Under Eligible Loan
No. 6:	Notice of Assignment

iii

MASTER LOAN AND SECURITY AGREEMENT

     THIS MASTER LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of the 27th day of November, 2002, by and between FARMERS & MECHANICS BANK, its successors and assigns (the “Bank”), and OXFORD FINANCE CORPORATION, its successors and permitted assigns (“Borrower”).

     Borrower has heretofore entered into, or hereafter will enter into, certain Master Loan and Security Agreements and certain promissory notes executed pursuant thereto with the borrowers specified therein, pursuant to which Borrower has made, or hereafter will make, loans to such borrowers, secured by the collateral specified therein.

     From time to time, Borrower may request that the Bank lend to Borrower certain sums on the terms and conditions specified herein. The Bank may consider such requests on the terms and conditions specified herein.

     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

SECTION 1.    GENERAL PROVISIONS.

     1.1.    Guidance Line of Credit. From time to time, Borrower may request that the Bank lend to Borrower certain sums (not to exceed $7,500,000 at any time outstanding) on the terms and conditions set forth herein, by submitting a written request therefor in substantially the form attached hereto as Exhibit No. 1 (the “Loan Request”). Upon receipt of a Loan Request, the Bank may, but shall not be obligated to, consider such request and, subject to the approval of the Bank’s Chief Credit Officer, the Bank may, at its sole discretion, approve such request. The availability of this guidance line of credit shall expire on April 30, 2003, unless expressly extended in writing by the Bank.

     1.2.    Advances. (a) Each advance hereunder is referred to as an “Advance” and all Advances hereunder are referred to as the “Loan”. The maximum Advance made hereunder with respect to each Eligible Loan shall be calculated as fifty percent (50%) of the amount of such Eligible Loan, discounted to present value at the Bank’s like term cost of funds plus three hundred twenty (320) basis points.

               (b)    The obligation to repay each Advance hereunder shall be evidenced by a promissory note payable by Borrower to the order of the Bank in substantially the form attached hereto as Exhibit Nos. 2 or 3 (each being referred to as a “Promissory Note” and being collectively referred to as the “Promissory Notes”).

     1.3.    Interest Rate. The interest rate applicable with respect to each Advance (the “Interest Rate”) shall be selected by Borrower, as specified in the applicable Loan Request; and shall be either (a) a fixed percentage per annum (the “Fixed Rate”) equal to the sum of the Bank’s like term cost of funds plus three hundred twenty (320) basis points; or (b) a floating percentage per annum (the “Floating Rate”) equal to the sum of the Base Rate plus one (1)

percent. Interest shall be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) 30-day months.

     1.4.    Loan Payments. (a) Each Advance shall be payable in consecutive monthly installments of: principal and interest (if the Fixed Rate is elected with respect to such Advance) or principal plus interest (if the Floating Rate is elected with respect to such Advance); over a period coterminous with the then remaining term of the Eligible Loan with respect to which such Advance is made. Payment shall be made in arrears on the fifteenth day of the month for each month during the term of the Advance.

               (b)    Whenever any payment to be made by the Borrower under the provisions of this Agreement is due on a day which is not a Business Day (as hereinafter defined), the due date thereof shall be extended to the next succeeding Business Day and, in the case of any payment which bears interest, such extension of time shall be included in computing interest on such payment.

               (c)    All payments and prepayments of the unpaid balance of the principal amount of the Promissory Notes, interest thereon and any other amounts payable hereunder or thereunder shall be paid without set-off or counterclaim in lawful money of the United States of America in immediately available funds during regular business hours of the Bank at: Farmers & Mechanics Bank, 110 Thomas Johnson Drive, P. O. Box 518, Frederick, Maryland 21705, or at such other place as the Bank or any other holder of a Promissory Note may at any time or from time to time designate in writing to the Borrower.

     1.5.    Late Charges. If the Borrower fails to make any payment of principal, interest, prepayments, fees or any other amount becoming due pursuant to the provisions of this Agreement, within five (5) days of the date due and payable, the Borrower shall pay to the Bank a late charge equal to five (5) percent of the amount of such payment. Such five (5) day period shall not be construed in any way to extend the due date of any such payment. Late charges are imposed for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Bank of any rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Bank may employ upon Default.

     1.6.    Required Prepayments. (a) The Borrower shall prepay the applicable Advance as and to the extent that the Eligible Loan with respect to which such Advance was made ceases to be an Eligible Loan. Notwithstanding the foregoing, in lieu of such prepayment, Borrower may provide to the Bank additional Eligible Loans requiring payment of installments in such number and amount as may be satisfactory to the Bank.

               (b)    If the Borrower obtains a credit facility satisfactory to it which is of a sufficient size as to permit the Borrower to pay in full the then outstanding Obligations, at the Bank’s option, upon thirty (30) days’ prior written notice, the Bank may require the Borrower to prepay the Loan by payment of the entire principal balance of the Loan, together with payment of all interest thereon accrued through the date of prepayment.

     1.7.    Voluntary Prepayments. Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrower may prepay the Loan at any time in whole or in part from time to time without premium or penalty, and any such prepayment need not be accompanied by payment of interest on the amount prepaid except that any prepayment of the Loan which constitutes a final payment of the entire principal balance of the Loan shall be accompanied by payment of all interest thereon accrued through the date of prepayment. Borrower shall provide not less than thirty (30) days’ prior written notice to the Bank of any proposed prepayment of the Loan, in whole or in part. If such prepayment is a partial prepayment, Borrower’s notice shall specify the Promissory Note(s) to be prepaid. Such prepayments shall be applied first to accrued and unpaid interest on the principal amount of the Promissory Note(s) to be prepaid and then to the unpaid balance of the principal amount of such Promissory Note(s).

     1.8.    Collateral. (a) In order to secure the full and punctual payment of the Obligations (as hereinafter defined) in accordance with the terms thereof, and to secure the performance of this Agreement and the other Financing Documents, both now in existence and hereafter created (as the same may be renewed, extended or modified), the Borrower hereby pledges and assigns to the Bank, and grants to the Bank a continuing lien and security interest in and to all of the following property of the Borrower, both now owned and existing and hereafter created, acquired and arising and regardless of where located (all such property being herein called the “Collateral”): (i) all of the Borrower’s Loan Receivables relating to Eligible Loans specified as collateral on the written request by Borrower for the Loan, (ii) all of the Borrower’s interest in and to the collateral now or hereafter securing the Eligible Loan specified as collateral on the written request by Borrower for the Loan, together with all additions, parts, accessories, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, and all replacements thereof and substitutions therefor as are now or hereafter subject to any Eligible Loan specified as collateral on the written request by Borrower for the Loan (the foregoing being herein called the “Collateral”), (iii) all right, title and interest (including, without limitation, any security interest) of the Borrower in and to the Eligible Loans specified as collateral on the written request by Borrower for the Loan, (iv) all of the Borrower’s books and records pertaining to any of the collateral described in clauses (i), (ii), and (iii) immediately above, and (v) all cash and noncash proceeds of the Collateral described in clauses (i), (ii), and (iii) immediately above, including, without limitation, all cash and noncash proceeds deposited in any deposit account, and all chattel paper, instruments, inventory, equipment, general intangibles and goods (as such terms are defined by the UCC) or other property purchased or acquired with cash or noncash proceeds of such Collateral.

               (b)    Notwithstanding the assignment of and grant of security interest in the Eligible Loans specified as collateral on the written request by Borrower for the Loan, no obligations (including, without limitation, the obligation to collect the installments payable thereunder) of the lender under the Eligible Loans specified as collateral on the written request by Borrower for the Loan are assigned to or assumed by the Bank, and the Borrower acknowledges that it is and shall continue to be responsible for such obligations.

               (c)    The Borrower may not dispose of or further encumber any of the Collateral without the prior written consent of the Bank, notwithstanding the fact that proceeds constitute a part of the Collateral hereunder. The Borrower agrees that, with respect to the Collateral, the Bank shall have all of the rights and remedies of a secured party under the UCC. The Borrower hereby authorizes the Bank to file UCC statements describing the Collateral.

     1.9.    Closing Requirements.

               (a)    Concurrently with the execution hereof or on or prior to the date on which the Bank makes the initial Advance hereunder, the Borrower shall cause to be done or provided to the Bank, as the case may be, the following: (1) resolutions of the Board of Directors or validly authorized Executive Committee of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower, duly authorizing: the borrowing of funds hereunder, and the execution, delivery and performance of this Agreement and the other Financing Documents; and (2) an opinion of counsel for the Borrower satisfactory as to form and substance to the Bank, as to each of the matters set forth in Sections 2.1, 2.2., 2.3, 2.8, 2.9 and 2.15(c) and (d).

               (b)    On or before each date on which the Bank makes an Advance hereunder, the Borrower shall cause to be done or provided to the Bank, as the case may be, the following: (1) a Loan Request not less than ten (10) Business Days before the date on which the Advance is to be made; (2) a certificate executed by the Secretary or an Assistant Secretary of the Borrower, certifying that: (i) the representations and warranties of the Borrower contained herein remain true and correct as of such date; (ii) no Event of Default or Default has then occurred hereunder; and (iii) no default or event which, with the giving of notice, or the lapse of time, or both, would become a default thereunder, has then occurred with respect to the Eligible Loan to which such Advance relates; (3) a Promissory Note in the amount of the Advance, duly executed on behalf of the Borrower; (4) a Notice of Assignment with respect to the Eligible Loan; (5) the original executed documents (including, without limitation, the promissory note endorsed by the Borrower to the order of the Bank) comprising the Eligible Loan to which such Advance relates; (6) with respect to any letter of credit which constitutes a portion of the Collateral, the Borrower shall cause to be executed and delivered an assignment of proceeds of such letter of credit in favor of the Bank as collateral security hereunder; and (7) such documents shall have been delivered, and such filings shall have been made and other actions taken, as reasonably may be required by the Bank and its counsel to perfect a valid, first priority security interest granted by the Borrower to the Bank with respect to the Collateral.

     SECTION 2. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank that the following statements are true, correct and complete as of the date hereof and as of the date on which each Advance is made hereunder:

     2.1.    Authority, Etc. The Borrower is a corporation duly organized and in good standing under the laws of the State of Maryland and is qualified to do business in the Commonwealth of Virginia and all states where the Borrower conducts business, except where the failure to qualify would not have a material adverse effect on the business of the Borrower as presently conducted. The Borrower has the full power and authority to execute, deliver and perform this Agreement and the other Financing Documents to which the Borrower is a party. Neither such execution, delivery and performance, nor compliance by the Borrower with the provisions of this Agreement and of the other Financing Documents to which the Borrower is a party will conflict with or result in a breach or violation of the Borrower’s articles of incorporation or by-laws or any judgment, order, regulation, ruling or law to which the Borrower is subject or any contract or agreement to which the Borrower is a party or to which any of the Borrower’s assets and properties is subject, or constitute a default thereunder. The execution, delivery and performance of this Agreement and all other Financing Documents to which the Borrower is a party have been duly authorized and approved by all necessary corporate action by the Borrower and do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal, state or foreign governmental authority or agency, except as contemplated herein. This Agreement and all other Financing Documents to which the Borrower is a party constitute (or, upon execution, will constitute) the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

     2.2.    Litigation. There is no litigation or proceeding pending or, to the knowledge of any representative of the Borrower signing this Agreement on behalf of the Borrower, threatened against or affecting the Borrower which might materially adversely affect the business, financial condition or operations of the Borrower or the ability of the Borrower to perform and comply with this Agreement or the other Financing Documents to which the Borrower is a party.

     2.3.    No Subsidiaries. The Borrower does not directly or indirectly own or control securities or other ownership interests in any corporation, partnership, association, organization or other business entity representing more than fifty percent (50%) of the ordinary voting power thereof.

     2.4.    Financial Condition. The Borrower has heretofore furnished to the Bank a balance sheet dated as of June 30, 2002, and related statements of income, shareholders’ equity and changes in cash flows, internally prepared by Borrower. Such financial statements and all other financial statements and information furnished or to be furnished to the Bank hereunder have been and will be prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) and fairly present the financial condition of the Borrower as of the dates thereof and the results of the Borrower’s operations for the periods covered thereby. No material adverse change in the business, financial condition, prospects or operations of the Borrower has occurred since the date of such financial statements. The Borrower has no indebtedness (as hereinafter defined) or liabilities other than that reflected on such financial statements or expressly permitted by the provisions of this Agreement.

     2.5.    Taxes. The Borrower has filed all federal, state and local income, excise, property and other tax returns which are required to be filed and has paid all taxes as shown on such returns or assessments received by the Borrower (including, without limitation, all FICA payments and withholding taxes, if appropriate), except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to such taxes or assessments.

     2.6.    Title to Properties and Collateral. The Borrower has good title to all of the Eligible Loans and a first priority perfected security interest in, and lien on, all of the Collateral, subject to no liens, security interests or other encumbrances except for those of the Bank and the interest of the borrowers under the Eligible Loans specified as collateral on the written request by Borrower for the Loan. Upon the last to occur of: (a) the making of the Advance by the Bank to the Borrower relating to an Eligible Loan, (b) delivery of the original documents comprising the Eligible Loan, and (c) filing in the office of the State Department of Assessments and Taxation of Maryland of UCC financing statements naming the Borrower, as debtor, and the Bank, as secured party, and describing the Collateral relating to such Advance, the Bank will have a valid, perfected first priority security interest in the Collateral.

     2.7.    Borrower’s Name, Business Locations, etc. The correct legal name of the Borrower is that specified on the signature page of this Agreement. Within twelve (12) years previous to the date hereof, the Borrower has not changed its legal name, been the surviving corporation in a merger or changed the location of its chief executive office other than within Alexandria, Virginia. The Borrower does not do business under any trade or fictitious names. The chief executive office of the Borrower and the place where its records concerning Loan Receivables and other Collateral are kept is 133 North Fairfax Street, Alexandria, Virginia 22314. Each other location at which the Borrower conducts business or keeps any of the Collateral is listed on Exhibit No. 4 attached hereto. The Organizational Number of the Borrower is D06508667.

     2.8.    Compliance with Laws. The Borrower is not in violation of any applicable federal, state or local law, statute, rule, regulation or ordinance, except for violations that would not have a material adverse effect on the Borrower’s condition (financial, operational or otherwise), properties, business or prospects, and has not received any notice nor is the subject of any investigation to the effect that the Borrower’s operations are not in material compliance with any such law, statute, rule, regulation or ordinance, including, without limitation, applicable environmental, health and safety laws and regulations.

     2.9.    Material Agreements. The Borrower is not in default or breach in the performance, observance or fulfillment of any of the terms, conditions or provisions of any instrument, agreement or document to which the Borrower is a party (including, without limitation, any instrument or agreement evidencing or made in connection with any indebtedness or liabilities) which default or breach might have a material adverse effect on the Borrower’s business, properties, operations or financial condition.

     2.10.    Federal Reserve Board Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Board”) and no part of the proceeds of the Loans will be used for any purpose which entails a violation of Regulations U, G, T or X of the Board.

     2.11.    ERISA. Exhibit No. 5 contains a true and complete list of each pension, employee benefit, multi-employer, profit sharing, savings, stock bonus, 401(k) or other deferred compensation plan (“Plan”) subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is now or previously has been sponsored or maintained by the Borrower, or to which the Borrower has made contributions or is required to make contributions. The Borrower satisfied all termination and distribution requirements of the PBGC (as hereinafter defined) with respect to any Plan terminated by the Borrower prior to the date hereof. No lien exists against the Borrower in favor of the Pension Benefit Guaranty Corporation (“PBGC”), and no “reportable event” (as such term is defined in ERISA) has occurred with respect to any Plan. The Borrower has not incurred any “accumulated funding deficiency” within the meaning of ERISA or any liability to the PBGC in connection with any Plan. The Borrower has no withdrawal or other liability (absolute, contingent or otherwise) with respect to any multi-employer plan as defined by Section 3(37) of ERISA. Since September 2, 1974, the Borrower has complied in all material respects with all provisions of ERISA and with all provisions of each Plan.

     2.12.    Licenses, etc. The Borrower has obtained and now holds all licenses, permits, franchises, patents, trademarks, copyrights and trade names which are necessary to the conduct of the business of the Borrower as now conducted, free of any conflict with the rights of any other person, except as would not have a material adverse effect on the Borrower’s condition (financial, operational or otherwise), properties, business or prospects.

     2.13.    Labor Matters. The Borrower is not subject to any collective bargaining agreements or any agreements, contracts, decrees or orders requiring the Borrower to recognize, deal with or employ any persons organized as a collective bargaining unit or other form of organized labor. There are no strikes or other material labor disputes pending or threatened against the Borrower. The Borrower has complied in all material respects with the Fair Labor Standards Act.

     2.14.    Accuracy of Information. No information, exhibit, report, statement, certificate or document furnished by the Borrower or any other person to the Bank in connection with the Loan, this Agreement or the other Financing Documents or the negotiation thereof contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not misleading.

     2.15.    The Eligible Loans. (a) The originals of the Eligible Loans specified as collateral on the written request by Borrower for the Loan delivered to the Bank are true, correct and complete; (b) all signatures, names, addresses, amounts and other statements and facts contained in the Eligible Loans specified as collateral on the written request by Borrower for the Loan are true, accurate and complete; (c) the Eligible Loans specified as collateral on the written request by Borrower for the Loan constitute the legal, valid and binding obligation of the parties thereto, enforceable in accordance with the terms thereof; (d) the Eligible Loans specified as collateral on the written request by Borrower for the Loan and the transactions evidenced thereby conform to all applicable laws and regulations, and constitute a valid, perfected first priority security interest in the Collateral thereunder; (e) the Eligible Loans specified as collateral on the written request by Borrower for the Loan are free from all defenses, setoffs and counterclaims; (f) there are no agreements or understandings respecting the Eligible Loans specified as collateral on the written request by Borrower for the Loan, verbal or written, between the Borrower and the borrowers with respect to the Eligible Loans specified as collateral on the written request by Borrower for the Loan other than those expressed in the Eligible Loans specified as collateral on the written request by Borrower for the Loan; (g) to Borrower’s knowledge, no default or event which, with the passage of time or the giving of notice, or both, would become a default under the Eligible Loans specified as collateral on the written request by Borrower for the Loan, has occurred under the Eligible Loans specified as collateral on the written request by Borrower for the Loan; (h) except as set forth on Exhibit No. 6 attached hereto, no monies due under the Eligible Loans specified as collateral on the written request by Borrower for the Loan have been prepaid and no deposits have been made by the borrowers thereunder; and (i) as of the date on which a Loan is made with respect to any Eligible Loans specified as collateral on the written request by Borrower for the Loan, the installments specified in the Eligible Loans specified as collateral on the written request by Borrower for the Loan as then being outstanding will then remain due and payable in accordance with the terms of the Eligible Loans specified as collateral on the written request by Borrower for the Loan.

SECTION 3.    AFFIRMATIVE COVENANTS. The Borrower covenants and agrees with the Bank that so long as any of the Obligations (or commitments therefor) shall be outstanding, the Borrower shall:

     3.1.    Payment of Obligations. Punctually pay the principal of and interest on the Loan and the other Obligations, at the times and places, in the manner and in accordance with the terms of this Agreement and the other Financing Documents.

     3.2.    Financial Statements and Other Reports. Maintain at all times a system of accounting established and administered in accordance with sound business practices, and will deliver, or cause to be delivered, to the Bank (a) as soon as available but in no event more than forty-five (45) days after the end of each month in each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such month and the related statements of income and retained earnings for such month internally prepared and in form and content satisfactory to the Bank, (b) as soon as available, but in no event more than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower as of the end of such year and the related statements of income, retained earnings and cash flows for such year certified by independent certified public accountants selected by the Borrower and satisfactory to the Bank, (c) concurrently with the delivery of the financial statements described in clause (a) above, a certificate of the chief financial officer or chief executive officer of the Borrower setting forth the computations in reasonable detail and satisfactory to the Bank demonstrating compliance with the covenants contained in Section 4.1 hereof for the fiscal quarter to which such financial statements relate, (d) within fifteen (15) days after the end of each month (and at any other time upon request by the Bank), an accounts receivable aging report with respect to all of the Borrower’s accounts receivable, and a contractual and recency aging of the Eligible Loans specified as collateral on a written request by Borrower for the Loan described herein, in each case certified by the chief financial officer or chief executive officer of the Borrower, (e) at such reasonable intervals as the Bank may require, such assignments, schedules, statements, reports, certifications, records and other documents with respect to the Collateral in such form and detail satisfactory to the Bank, (f) upon the request of the Bank, a copy of the most recently filed annual report for each Plan, and (g) promptly upon request of the Bank such other information, reports or documents respecting the business, properties, operation or financial condition of the Borrower as the Bank may at any time and from time to time reasonably request.

     3.3.    Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now being conducted by the Borrower, and do and cause to be done all things necessary to maintain and keep in full force and effect its corporate existence in good standing in each jurisdiction in which it conducts business.

     3.4.    Compliance with Laws. Comply with all laws, rules, regulations and decrees to which the Borrower may be subject, a violation of which may have a material adverse effect on the business, operation or financial condition of the Borrower.

     3.5.    Payment of Liabilities and Taxes. Pay, when due, all of its indebtedness and liabilities, and pay and discharge promptly all taxes, assessments and governmental charges and levies (including, without limitation, FICA payments and withholding taxes) upon the Borrower or upon the Borrower’s income, profits or property (including, without limitation, the Collateral), except to the extent the amount or validity thereof is contested in good faith by appropriate proceedings so long as adequate reserves have been set aside therefor.

     3.6.    Contractual Obligations. Comply with any agreement or undertaking to which the Borrower is a party, except where such noncompliance would not have a material adverse effect on the Borrower’s condition (financial, operational or otherwise), properties, business or prospects, and maintain in full force and effect all Eligible Loans specified as collateral on the written request by Borrower for the Loan.

     3.7.    Maintenance of Properties. Do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that the Borrower’s business may be properly conducted at all times, unless the failure to do so would not have a material adverse effect on the business, operation or financial condition of the Borrower. The Borrower shall promptly notify the Bank of any event causing deterioration, loss or depreciation in value of any substantial portion of the Collateral and the amount of such loss or depreciation. The Borrower shall perform, observe, and comply with all of the terms and provisions to be performed, observed or complied with by it under the Eligible Loans specified as collateral on the written request by Borrower for the Loan, and each other contract, agreement or obligation relating to the Collateral. The Bank shall have no duty to, and the Borrower hereby releases the Bank from all claims for loss or damage caused by the failure of the Bank to, collect, protect, preserve or enforce any of the Collateral or preserve rights against account debtors and prior parties to the Collateral, except as may be caused by the Bank’s willful misconduct or gross negligence.

     3.8.    Insurance. (a) Maintain with financially sound, well rated and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice, and in any event as is ordinarily and customarily carried by companies similarly situated and in the same or similar businesses as the Borrower. The Borrower will pay, when due, all premiums on such insurance and will furnish to the Bank, upon request, evidence of payment of such premiums and other information as to the insurance carried by the Borrower.

               (b) In addition, the Borrower will cause (either by its own actions or by enforcing the obligations of the borrowers under the Eligible Loans specified as collateral on the written request by Borrower for the Loan) such borrower to insure the Collateral as provided in the Eligible Loans specified as collateral on the written request by Borrower for the Loan.

               (c) After the occurrence of any Default hereunder, each policy of such insurance covering the Collateral shall contain a provision or endorsement satisfactory to the Bank naming the Bank as loss payee or mortgagee and providing that (A) such policy may not be cancelled or altered without at least thirty (30) days’ prior written notice to the Bank, and (B) no act or default of the Borrower or any other person shall affect the right of the Bank to recover under such policy. The Borrower hereby irrevocably (x) assigns and grants to the Bank a security interest in any and all proceeds of each such insurance policy covering the Collateral, (y) directs each insurance company to pay all such proceeds directly to the Bank, and (z) constitutes and appoints the Bank (and all officers, employees or agents designated by the Bank) as the Borrower’s true and lawful attorney-in-fact (coupled with an interest) with authority and power on behalf of the Borrower to make, adjust, settle or compromise all claims under each such insurance policy, to collect and receive all proceeds payable under each such insurance policy and to endorse any check, draft or instrument for such proceeds. Notwithstanding the foregoing, so long as no Event of Default or Default has occurred and is continuing, the Bank may elect not to adjust any such claim, in which case the Borrower will adjust such claim, or, if the Bank elects to adjust such claim, it will not settle or compromise the same without the Borrower’s prior approval, which shall not be unreasonably withheld. Until such time as an Event of Default or Default has occurred and is continuing, the Bank and the Borrower will mutually agree upon a reasonable application of the net proceeds of any such insurance to replace or restore the damaged or destroyed Collateral or to the payment of the Obligations, whether matured or unmatured, but, if the Bank and the Borrower cannot agree upon a reasonable application of such net proceeds within fifteen (15) days of receipt thereof, such proceeds shall be applied as determined by the Bank in its sole discretion. If an Event of Default or Default has occurred and is continuing, the net proceeds of any such insurance shall be applied, as the Bank shall determine in its sole discretion, to replace or restore the damaged or destroyed Collateral, in a manner and on terms satisfactory to the Bank, or to payment of the Obligations (whether matured or unmatured) in such manner and at such times as the Bank may determine in its sole discretion.

     3.9.    Inspection. Permit the Bank, by its representatives and agents, at the expense of the Borrower, to inspect any of the properties, books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, the Borrower (or its representatives) at such reasonable times and intervals as the Bank may designate. In connection with the foregoing, the Bank and its representatives and agents, at the expense of the Borrower, shall have the right to conduct an annual field audit and (a) enter any business premises of the Borrower or any other premises where the Collateral and the records relating thereto may be located and to audit, appraise, examine and inspect the Collateral and all records related thereto and to make extracts therefrom and copies thereof, and (b) verify under reasonable procedures the validity, amount, quality, quantity, value and condition of, and any other matter relating to, the Collateral, including contacting account debtors or any person possessing any of the Collateral.

     3.10.    Collection of Loan Receivables. Collect the Loan Receivables relating to Eligible Loans specified as collateral on the written request by Borrower for the Loan only in the ordinary course of business, and shall not, without the Bank’s prior written consent, compromise or adjust the amount of any Loan Receivable or extend the time for payment of any Loan Receivable that, as the result of any such compromises or adjustments, would cause the Eligible Loan to which such Loan Receivable relates to fail to satisfy the criteria set forth herein for an Eligible Loan.

     3.11.    Loan Undertakings. Without the prior written consent of the Bank, the Borrower shall not consent to, approve or otherwise acquiesce in any modification of the terms of the Eligible Loans, or waive any term or condition of the Eligible Loans, or take any action whatsoever with respect to the Eligible Loans (other than collection of the Loan Receivables in accordance with the provisions of Sections 3.10 and 3.14(a) hereof).

     3.12.    Further Assurances. Defend the interest of the Borrower to the Collateral and the security interest and lien thereon of the Bank against all persons and against all security interests and liens on the Collateral adverse to those of the Bank. The Borrower will, from time to time, at the expense of the Borrower, execute, deliver, acknowledge and cause to be duly filed, recorded or registered any statement, assignment, instrument, paper, agreement or other document and take any other action that from time to time may be necessary or desirable, or that the Bank may reasonably request, in order to create, preserve, continue, perfect, confirm or validate the security interest and lien of the Bank on the Collateral or to enable the Bank to obtain the full benefits of this Agreement or to exercise and enforce any of its rights, powers and remedies hereunder or under applicable laws. The Borrower shall pay all costs of, and incidental to, the filing, recording or registration of any such document as well as any recordation, transfer or other tax required to be paid in connection with any such filing, recordation or registration. The Borrower hereby covenants to save harmless and indemnify the Bank from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes and recording costs incurred by the Bank in connection with this Agreement or the Collateral which covenant shall survive the termination of this Agreement and the payment of all other Obligations. If, in the reasonable opinion of the Bank, any Collateral is or may become a part of any real estate owned or leased by the Borrower, the Borrower will, upon the request of the Bank, furnish to the Bank in form and content satisfactory to the Bank, a landlord’s waiver by the record owner of such real estate and a mortgagee’s waiver by any person who has a security interest or lien on such real estate which is or may be superior to the security interest and lien of the Bank on such Collateral.

     3.13.    Notice. Promptly give written notice to the Bank (a) of the occurrence of any Default or any event, development or circumstance which might materially adversely effect the business, operations, properties or financial condition of the Borrower, (b) of any litigation instituted or threatened against the Borrower or any judgment against the Borrower where claims against the Borrower exceed $100,000 and are not covered in full by insurance, (c) of any notice of a claim against or investigation of the Borrower or any of the Borrower’s properties with respect to any applicable Federal, state or local environmental, health or safety laws, statutes, rules or regulations, (d) of the occurrence of any “reportable event” within the meaning of ERISA or any assertion of liability of the Borrower by the PBGC, (e) thirty (30) days prior to any contemplated change in the name or address of the Borrower, and (f) of the occurrence of any default under an Eligible Loan or of a casualty with respect to any of the collateral under an Eligible Loan.

     3.14.    Collections.

               (a)    Until the Borrower’s authority to do so is terminated by the Bank pursuant to subsection (b) below, enforce and collect at the Borrower’s cost and expense in accordance with the collection practices customary in the Borrower’s business payment of all amounts due and payable on or in respect of Loan Receivables relating to Eligible Loans specified as collateral on the written request by Borrower for the Loan on the Bank’s behalf and for the Bank’s account as the Bank’s property in trust for the Bank, and use the proceeds of all such payments for the Borrower’s general business purposes so long as such use is not inconsistent with the provisions of this Agreement.

               (b)    At any time after a Default, the Bank may terminate the authority given to the Borrower in subsection (a) above whereupon (i) the Bank shall have the right to send to the borrowers with respect to the Eligible Loans specified as collateral on the written request by Borrower for the Loan, the Notices of Assignment in substantially the form of Exhibit No. 7 attached hereto (the “Notices of Assignment”) executed and delivered by the Borrower concurrently herewith to be held by the Lender hereunder, or otherwise to notify and direct, and/or require the Borrower to notify and direct, all account debtors to make all payments on or in respect of Loan Receivables relating to Eligible Loans specified as collateral on the written request by Borrower for the Loan directly to the Bank for deposit into a special banking account maintained by the Bank over which the Bank has exclusive dominion, control and power of access and withdrawal (the “Collection Account”), (ii) unless otherwise agreed by the Bank, any cash, checks, drafts, money orders, instruments or other remittances on or with respect to Loan Receivables relating to Eligible Loans specified as collateral on the written request by Borrower for the Loan received by the Borrower shall be delivered to the Bank within one (1) day of receipt thereof by the Borrower for deposit to the Collection Account in precisely the form in which received, except for the addition thereto of the endorsement of the Borrower where required for collection of any checks, drafts, money orders, instruments or other remittances which endorsement the Borrower agrees to make and with respect thereto the Borrower hereby waives notice of presentment, protest and non-payment, (iii) pending such deposit, the Borrower will not commingle any such cash, checks, drafts, money orders, instruments or other remittances with other funds or property but will hold them separate and apart and in trust for the Bank subject to the security interest and lien of the Bank on the Collateral hereunder, and (iv) the Bank shall have the right at any time and from time to time to apply funds held by it in the Collection Account to the payment of all or any part of the Obligations, whether matured or unmatured, in such order and manner as the Bank may determine in its sole discretion.

     3.15.    Business Checking Account. Establish and maintain a demand deposit account with Farmers & Mechanics Bank.

SECTION 4.    NEGATIVE COVENANTS. The Borrower covenants and agrees with the Bank that so long as any of the Obligations shall be outstanding, the Borrower shall not, directly or indirectly:

     4.1.    Financial Covenants.  (a) Ratio of Debt to Net Worth. Permit the ratio of its Debt to Tangible Net Worth at any time to be greater than 1:1, tested quarterly.

               (b)    Interest Coverage Ratio. Permit its Interest Coverage Ratio to be less than 1.5:1.0, tested quarterly.

     4.2.    Liens. Create, incur, assume or permit to exist any lien, security interest or encumbrance of any nature whatsoever on any of the Collateral, except for any lien or security interest now or hereafter securing all or any part of the Obligations and the interest of the borrowers under the Eligible Loans. Any lien, security interest or encumbrance permitted by this Section is called a “Permitted Lien.”

     4.3.    Mergers, Acquisitions, Etc. Without the Bank’s prior written consent (which shall not unreasonably be withheld), enter into any merger or consolidation or acquire or purchase all or substantially all of the assets, properties or stock of any other person.

     4.4.    Sale of Assets and Liquidation. Sell, lease or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, assets or properties, including, without limitation, the Collateral, outside of the ordinary course of business or take any action to liquidate, dissolve or wind up the Borrower or its business.

     4.5.    Change of Business. Enter into any business other than the business as conducted by the Borrower on the date hereof.

     4.6.    Change of Name, Location, Etc. (a) Change its legal name, identity or business structure, (b) change the location of its chief executive office or its chief place of business, (c) change the location where it keeps its records concerning the Collateral, (d) change the location of any Collateral under its direct control, or (e) open a new place of business, unless the Borrower shall have given the Bank prior written notice thereof and shall at its cost and expense have executed, delivered, acknowledged, filed, recorded or registered all financing statements and other documents as may be required by the Bank in order to create, perfect, continue, preserve, confirm or validate the security interest and lien of the Bank on the Collateral and its priority; provided, that the Borrower shall not in any event change the location of any Collateral if such change would cause the security interest and lien of the Bank on the Collateral (or the perfection thereof) to lapse, or if required to be perfected prior to such change, to cease to be perfected.

     4.7.    Fiscal year. Change its fiscal year.

     4.8.    Amendments. Amend or terminate any of the Eligible Loans specified as collateral on the written request by Borrower for the Loan, except such amendments that would not cause the Eligible Loan to fail to satisfy the criteria set forth herein for an Eligible Loan.

     4.9.    ERISA. Engage in any “prohibited transaction” (as such term is defined by ERISA), incur any “accumulated funding deficiency” (as such term is defined by ERISA) whether or not waived, or terminate any Plan in a manner which could result in the imposition of a lien on any property of the Borrower pursuant to the provisions of ERISA.

SECTION 5.    DEFAULT. The occurrence of any one or more of the following events shall constitute a default under the provisions of this Agreement, and the term “Default” shall mean, whenever it is used in this Agreement, any one or more of the following events (and the term “Event of Default” as used herein means one or more of the following events, whether or not any requirement for the giving of notice, the lapse of time, or both has been satisfied):

     5.1.    Payment of Obligations. The failure of the Borrower to pay any of the Obligations as and when due and payable in accordance with the provisions of this Agreement, any Promissory Note and/or any of the other Financing Documents, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such failure shall continue uncured for a period of five (5) days;

     5.2.    Perform, etc. Certain Provisions of this Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of Sections 3.3, 3.8(a) or (c), 3.10, 3.14 and 3.15 of this Agreement (Affirmative Covenants) or of Section 4 (Negative Covenants) of this Agreement;

     5.3.    Perform, etc. Other Provisions of This Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of this Agreement other than those covered by Sections 5.1 and 5.2 above, and such failure is not cured to the satisfaction of the Bank within a period of thirty (30) days after the date of written notice thereof by the Bank to the

Borrower, unless the nature of such failure is such that (a) in the reasonable opinion of the Bank it cannot be cured within the thirty (30) day period, (b) the Borrower institutes corrective action within the thirty (30) day period, (c) the Borrower diligently pursues such action, and (d) such failure is cured to the satisfaction of the Bank within a period of ninety (90) days after the date of such written notice;

     5.4.    Representations and Warranties. If any representation and warranty contained herein or any statement or representation made in any certificate or any other information at any time given by or on behalf of the Borrower or furnished in connection with this Agreement or any of the other Financing Documents shall prove to be false, incorrect or misleading in any material respect on the date as of which made, and any such representation or warranty which, in the reasonable opinion of the Bank, is capable of being cured is not cured to the satisfaction of the Bank within thirty (30) days after the date of written notice thereof by the Bank to the Borrower, unless the nature of the same is such that (a) in the reasonable opinion of the Bank it cannot be cured within the thirty (30) day period, (b) the Borrower institutes corrective action, if possible, within the thirty (30) day period, (c) the Borrower diligently pursues such action, and (d) such representation or warranty is cured to the satisfaction of the Bank within a period of ninety (90) days after the date of such written notice;

     5.5.    Default under Other Financing Documents. The occurrence of a default (as defined and described therein) under the provisions of any of the other Financing Documents which is not cured within applicable cure periods, if any;

     5.6.    Liquidation, Termination, Dissolution, etc. If the Borrower shall liquidate, dissolve or terminate its existence;

     5.7.    Default under Other Indebtedness. If the Borrower shall default in any payment of any indebtedness (a) owing to the Bank (other than the Obligations under the Financing Documents), or (b) to any other person or persons for a principal amount in excess of $100,000 in the aggregate, beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created, or default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur the effect of which default or other event is to cause or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such indebtedness to become due prior to its stated maturity;

     5.8.    Attachment. The issuance of any attachment or garnishment against property or credits of the Borrower serving as Collateral, or the issuance of any attachment or garnishment against any other property or credits of the Borrower for an amount in excess, singly or in the aggregate, of $20,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within ninety (90) days after the issuance thereof;

     5.9.    Judgments. One or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability in excess of $20,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within ninety (90) days after the entry thereof;

     5.10.    Inability to Pay Debts, etc. If the Borrower shall admit its inability to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors;

     5.11.    Bankruptcy. If proceedings in bankruptcy, or for reorganization of the Borrower, or for the readjustment of any of the Borrower’s debts, under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower and, except with respect to any such proceedings instituted by the Borrower, shall not be discharged within ninety (90) days of their commencement;

     5.12.    Receiver, etc. A receiver or trustee shall be appointed for the Borrower or for any substantial part of the Borrower’s assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower and, except with respect to any such appointments requested or instituted by the Borrower, such receiver or trustee shall not be discharged within ninety (90) days of his or her appointment, and, except with respect to any such proceedings instituted by the Borrower, such proceedings shall not be discharged within ninety (90) days of their commencement;

     5.13.    Financial Condition. The occurrence of any change in the financial condition of the Borrower which in the good faith judgment of the Bank is materially adverse, and any such change is not cured to the satisfaction of the Bank within thirty (30) days after the date of written notice thereof by the Bank to the Borrower;

     5.14.    Insecure. If the Bank in good faith deems itself insecure and provides written notice thereof to Borrower; or

     5.15.    Prospect of Payment. If the Bank in good faith determines that the prospect of payment of any of the Obligations is impaired for any reason and provides written notice thereof to Borrower.

SECTION 6.    RIGHTS AND REMEDIES.

     6.1.    Rights and Remedies. If any Default shall occur and be continuing, the Bank may declare the unpaid principal amount of all Promissory Notes, together with accrued and unpaid interest thereon, and all other Obligations then outstanding to be immediately due and payable, whereupon the same shall become and be forthwith due and payable by the Borrower to the Bank, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower; provided, that, in the case of any Default referred to in Sections 5.10, 5.11 or 5.12 above, the unpaid principal amount of all Promissory Notes, together with accrued and unpaid interest thereon, and all other Obligations then outstanding shall be automatically and immediately due and payable by the Borrower to the Bank without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by the Borrower. Upon the occurrence and during the continuation of any Default, then in each and every case, the Bank shall be entitled to exercise in any jurisdiction in which enforcement thereof is sought, the following rights and remedies, in addition to the rights and remedies available to the Bank under the other provisions of this Agreement and the other Financing Documents, the rights and remedies of a secured party under the UCC and all other rights and remedies available to the

Bank under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:

               (a)    The Bank shall have the right to take possession of the Collateral, and for that purpose, so far as the Borrower may give authority therefor or to the extent permitted under applicable laws, to enter upon any premises on which the Collateral or any part thereof may be situated, temporarily exclude the Borrower therefrom only as and to the extent necessary to permit the Bank to take possession of the Collateral (if the Bank has reason to believe that the Borrower has misappropriated funds, committed a fraud or materially misrepresented any representation or warranty made by it herein), and remove therefrom all or any of the Collateral without any liability for suit, action or other proceeding, THE BORROWER IS HEREBY WAIVING ANY AND ALL RIGHTS TO PRIOR NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and require the Borrower, at the Borrower’s expense, to assemble and deliver all or any of the Collateral to such place or places as the Bank may designate. Notwithstanding anything to the contrary contained above, the Bank acknowledges that any of the terms and provisions of this Agreement granting the Bank the right to take possession of Collateral or books and records with respect thereto relates only to items of Collateral with respect to which a security interest has been granted to the Bank and books and records relating to the Eligible Loans specified as collateral on the written request by Borrower for the Loan, and the Loan Receivables relating to Eligible Loans specified as collateral on all written requests by Borrower for the Loan. The Bank shall not interfere with the books and records, leases and personal property of Borrower which do not constitute or pertain to the Collateral.

               (b)    The Bank shall have the right to operate, manage and control all or any of the Collateral (including use of the Collateral and any other property or assets of the Borrower in order to continue or complete performance of the Borrower’s obligations under any contracts of Borrower), or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell, lease or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as the Bank, in its sole discretion, may determine, and purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law. Any purchaser or borrower of any of the Collateral so sold or leased shall hold the property so sold or leased free from any claim or right of the Borrower and the Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal with respect thereto. The Bank and the Borrower agree that commercial reasonableness and good faith require the Bank to give to the Borrower no more than ten (10) days’ prior written notice of any public sale or other disposition of the Collateral or of the time after which any private sale or other disposition of the Collateral is to be made.

               (c)    The Bank shall have the right, and the Borrower hereby irrevocably designates and appoints the Bank and its designees as the attorney-in-fact of the Borrower, with power of substitution and with power and authority in the Borrower’s name, the Bank’s name or otherwise and for the use and benefit of the Bank (i) to send to the borrowers with respect to the Eligible Loans specified as collateral on the written request by Borrower for the Loan, the Notices of Assignment executed and delivered by the Borrower to the Bank concurrently herewith, or otherwise to notify account debtors and other persons obligated to make payments or other remittances on or with respect to the Collateral to make such payments and other remittances directly to the Bank, (ii) to demand, collect, sue for, take control of, compromise, settle, change the terms of, release, exchange, substitute, extend, renew or otherwise deal with, the Collateral or any account debtor or other person obligated on or under the Collateral in any manner as the Bank may deem advisable, (iii) to remove from any place of business of the Borrower all records in respect of the Collateral and, at the cost and expense of the Borrower, to make use of any place of business of the Borrower as may be necessary or desirable to administer, control, collect, sell or otherwise dispose of the Collateral, (iv) to receive and endorse the Borrower’s name on any checks, drafts, money orders or other instruments of payment relating to any of the Collateral, (v) to sign and send verifications of Loan Receivables relating to Eligible Loans specified as Collateral on the written request by Borrower for the Loan or other Collateral and sign any proofs of claim or loss, (vi) to commence, prosecute or defend any action, suit or proceeding relating to the Collateral or the collection, enforcement or realization upon the Collateral, (vii) to adjust and compromise any claims under insurance policies relating to the Collateral, and (viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral and to do all other acts and things necessary to carry out this Agreement as though the Bank were absolute owner of the Collateral. This power of attorney, being coupled with an interest, is irrevocable and all acts by the Bank and its designees pursuant thereto are hereby ratified and confirmed by the Borrower. Neither the Bank nor any of its designees shall be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than acts of actual fraud, willful misconduct or gross negligence. The provisions of this subsection shall not (A) be construed as requiring or obligating the Bank or any designee to take any action authorized hereunder and any action taken or any action not taken hereunder shall not give rise to any liability on the part of the Bank or its designees or to any defense, claim, counterclaim or offset in favor of the Borrower, (B) be construed to mean the Bank has assumed any of the obligations of the Borrower under any instrument or agreement as the Bank shall not be responsible in any way for the performance of the Borrower of any of the provisions thereof, and (C) relieve the Borrower of any of its obligations hereunder or in any way limit the exercise by the Bank of any other or further rights it may have hereunder, under the other Financing Documents, by law or otherwise.

               (d)    The Borrower waives diligence, presentment, demand, protest and notice of any kind except for any notice expressly provided for herein.

     6.2.    Default Rate. Notwithstanding the entry of any decree, order, judgment or other judicial action, upon the occurrence of a Default hereunder, the unpaid principal amount of the Promissory Notes and all other monetary Obligations outstanding or becoming outstanding while such Default exists shall bear interest from the date on which the Bank notifies the Borrower of such Default (unless the Bank is legally precluded from providing such notice to the Borrower, then from the date of such Default) until such Default has been cured to the satisfaction of the Bank, at a rate of interest equal at all times to the Interest Rate plus two (2) percent per annum (the “Default Rate”), irrespective of whether or not as a result thereof, the Promissory Notes or any of the Obligations has been declared due and payable or the maturity thereof accelerated. The Bank shall provide to Borrower written notice that the Default Rate became applicable. The Borrower shall on demand from time to time pay such interest to the Bank and the same shall be a part of the Obligations hereunder.

     6.3.    Liens, Set-Off. As security for the payment of the Obligations and the performance of the Financing Documents, the Borrower hereby grants to the Bank a continuing security interest and lien on, in and upon all indebtedness owing to, and all deposits (general or special), credits, balances, monies, securities and other property of, the Borrower and all proceeds thereof, both now and hereafter held or received by, in transit to, or due by, the Bank. In addition to, and without limitation of, any rights of the Bank under applicable laws, if the Borrower becomes insolvent, however evidenced, or any Default occurs, the Bank may at any time and from time to time thereafter, without notice to the Borrower, set-off, hold, segregate, appropriate and apply at any time and from time to time thereafter all such indebtedness, deposits, credits, balances (whether provisional or final and whether or not collected or available), monies, securities and other property toward the payment of all or any part of the Obligations in such order and manner as the Bank in its sole discretion may determine and whether or not the Obligations or any part thereof shall then be due or demand for payment thereof made by the Bank.

     6.4.    Enforcement Costs. The Borrower agrees to pay to the Bank on demand (a) all reasonable enforcement costs paid, incurred or advanced by or on behalf of the Bank and (b) interest on such enforcement costs from the date paid, incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate. As used herein, the term “enforcement costs” shall mean and include collectively all expenses, charges, recordation or other taxes, costs and fees (including attorneys’ fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Bank in connection with (1) the collection or enforcement of this Agreement or any of the other Financing Documents, (2) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition, collection, sale or enforcement of all or any part of the Collateral, and (3) the exercise by the Bank of any rights or remedies available to it under the provisions of this Agreement, or any of the other Financing Documents. All enforcement costs, with interest as above provided, shall be a part of the Obligations hereunder.

     6.5.    Application of Proceeds. Any proceeds of the collection of the Obligations and/or the sale or other disposition of the Collateral will be applied by the Bank to the payment of enforcement costs, and any balance of such proceeds (if any) will be applied by the Bank to the payment of the remaining Obligations (whether then due or not), at such time or times and in such order and manner of application as the Bank may from time to time in its sole discretion determine. If the sale or other disposition of the Collateral fails to satisfy all of the Obligations, the Borrower shall remain liable to the Bank for any deficiency.

     6.6.    Remedies, etc. Cumulative. Each right, power and remedy of the Bank as provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise, and the exercise or beginning of the exercise by the Bank of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Bank of any or all such other rights, powers or remedies.

     6.7.    No Waiver, Etc. No failure or delay by the Bank to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Bank from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Bank shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a Default for failure to effect such prompt payment of any such other amount. The payment by the Borrower or any other person and the acceptance by the Bank of any amount due and payable under the provisions of this Agreement or the other Financing Documents at any time during which a Default exists shall not in any way or manner be construed as a waiver of such Default by the Bank or preclude the Bank from exercising any right, power or remedy consequent upon such Default.

SECTION 7.    MISCELLANEOUS.

     7.1.    Course of Dealing; Amendment. No course of dealing between the Bank and the Borrower shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents. The Bank shall have the right at all times to enforce the provisions of this Agreement and the other Financing Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Financing Documents or as having in any way or manner modified or waived the same. This Agreement and the other Financing Documents to which the Borrower is a party may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Bank and the Borrower.

     7.2.    Waiver of Default. The Bank may, at any time and from time to time, execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Bank may specify in such written instrument, any of the requirements of this Agreement or of the other Financing Documents or any Event of Default or Default and its consequences, provided, that any such waiver shall be for such period and subject to such conditions as shall be specified in any such instrument. In the case of any such waiver, the Borrower and the Bank shall be restored to their former positions prior to such Event of Default or Default and shall have the same rights as they had hereunder. No such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereto and shall be effective only in the specific instance and for the specific purpose for which given.

     7.3.    Notices. All notices, requests and demands to or upon the parties to this Agreement shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by certified mail, return receipt requested, or, in the case of notice by facsimile transmission, when properly transmitted, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:

Borrower:	Oxford Finance Corporation
133 North Fairfax Street
Alexandria, Virginia 22314
Attention: Mr. Mike Altenburger
Facsimile: 703-519-4910

Bank:	Farmers & Mechanics Bank
110 Thomas Johnson Drive
P. O. Box 518
Frederick Maryland 21705
Attention: Mr. Robert Linthicum
Facsimile: 301-698-4623

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.

     7.4.    Right to Perform. If the Borrower shall fail to make any payment or to otherwise perform, observe or comply with the provisions of this Agreement or any of the other Financing Documents, then and in each such case, the Bank may (but shall be under no obligation whatsoever to) without notice to or demand upon the Borrower remedy any such failure by advancing funds or taking such action as it deems appropriate for the account and at the expense of the Borrower. The advance of any such funds or the taking of any such action by the Bank shall not be deemed or construed to cure a Default or waive performance by the Borrower of any provisions of this Agreement. The Borrower shall pay to the Bank on demand, together with interest thereon from the date advanced or incurred until paid in full at a per annum rate of interest equal at all times to the Default Rate, any such funds so advanced by the Bank and any costs and expenses advanced or incurred by or on behalf of the Bank in taking any such action, all of which shall be a part of the Obligations hereunder.

     7.5.    Fee; Costs and Expenses. (a) Concurrently with execution of this Agreement, the Borrower shall pay to the Bank a loan facility fee in the amount of $37,500.00.

               (b)    The Borrower agrees to pay to the Bank on demand all fees, recordation and other taxes, costs and expenses of whatever kind and nature, including attorney’s fees and disbursements, which the Bank may incur or which are payable in connection with the closing and the administration of the Loan, including, without limitation, the preparation of this Agreement and the other Financing Documents, the recording or filing of any and all of the Financing Documents and obtaining lien searches, the expense of any inspection made by the Bank with respect to the Borrower and/or the Collateral, and the expense of the annual field audit to be performed by the Bank. All such fees, costs, recordation and other taxes shall be a part of the Obligations hereunder.

     7.6.    Consent to Jurisdiction. The Borrower irrevocably (a) consents and submits to the jurisdiction and venue of any state or Federal court sitting in the State of Maryland over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents, (b) waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (c) consents to the service of process in any such suit, action or proceeding in any such court by the mailing of copies of such process to the Borrower by certified mail at the Borrower’s address set forth herein for the purpose of giving notice.

     7.7.    Assignment and Participations. (a) The Bank may, subject to the consent of the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed, sell, assign or transfer to any person or persons, all or any part of the Obligations or all or any part of the Financing Documents and each such person or persons shall have the right to enforce the provisions of the Financing Documents and any of the Obligations as fully as the Bank, provided that the Bank shall continue to have the unimpaired right to enforce the provisions of the Financing Documents and any of the Obligations as to so much of the Financing Documents and/or the Obligations that it has not sold, assigned or transferred. Additionally, the Bank may sell or grant to any other person or persons participations in all or any part of the Obligations or all or any part of the Financing Documents (provided that such person is not a direct competitor of the Borrower).

               (b)    In connection with and prior to and after any such sale, transfer, assignment or participation, the Bank may disclose and furnish to any prospective or actual purchaser, transferee, assignee or participant, any and all reports, financial statements and other information obtained by the Bank at any time and from time to time in connection with the Obligations, any of the Financing Documents or otherwise. Each of the Bank and the Borrower hereby agrees (for itself and its affiliates) that unless otherwise required by applicable laws, it will maintain the confidentiality of the transaction contemplated hereby and will not disclose, or cause to be disclosed, the same to any person, except (1) to prospective purchasers, transferees, assignees or participants, (2) to its affiliates and its affiliates’ agents, directors, officers, employees, accountants, counsel or other professional advisors that have, in each such case, been instructed or otherwise bound by professional rules of conduct to keep such information confidential, (3) as may be requested pursuant to applicable laws by any governmental authority (including Internal Revenue Service auditors or state taxing and regulatory authorities), (4) to the extent required in connection with the performance by it of its obligations and the exercise by it of its rights under this Agreement and the other Financing Documents, (5) to any nationally recognized rating agency that requires access to information about such person’s investment portfolio, (6) in response to any subpoena or other legal process or in connection with any litigation to which such person is a party (provided that prior notice shall have been provided to the non-disclosing party), (7) to the extent, but only to the extent, that prior to such disclosure, such information is in the public domain or has been provided to such party by a person not a party to this Agreement and the other Financing Documents (other than by reason of a breach by such person of the confidentiality provisions hereof or as expressly contemplated hereby), or (8) with the prior written consent of the other party hereto (which consent shall not be unreasonably withheld).

               (c)    The Borrower will fully cooperate with the Bank in connection with any such assignment and will execute and deliver such consents and acceptances to any such assignment, amendments to this Agreement in order to effect any such assignment (including, without limitation, the appointment of the Bank as agent for itself and all assignees) and new or replacement promissory notes for the Promissory Notes in conjunction with any such assignment; provided, that the Borrower’s indebtedness, obligations and liabilities under this Agreement and the other Financing Documents will not be increased by reason of any such assignment.

     7.8.    Definitions; Certain Definitional Provisions.

               (a)    As used herein, the following terms shall have the following meanings:

                           (i)    “Base Rate” as used herein means the floating and fluctuating highest per annum rate of interest published in The Wall Street Journal as the prime rate of interest from time to time. Each time the Base Rate shall change, the Interest Rate on the unpaid balance of the Principal Amount of the Promissory Notes shall change immediately and contemporaneously with each such change of the Base Rate.

                       (ii)    “Business Day” as used herein means any day other than Saturday, Sunday or other day on which commercial banks in the State of Maryland are authorized to close.

                       (iii)    “Debt” means the total liabilities of the Borrower which, in accordance with GAAP, would be included on the liability side of a balance sheet.

                       (iv)    “Eligible Loans” means those documents or instruments satisfying the following criteria: (1) such document or instrument is evidenced by a written contract pursuant to which the Borrower agrees to lend amounts to a third party which is organized under the laws of the United States or any state thereof and which is not an agency or instrumentality of the United States of America or of any state, county, municipality or any department, agency or instrumentality thereof, (2) the then remaining term of the document or instrument is not more than sixty (60) months, (3) the amount of the Advance to be made with respect to such document or instrument is not less than $500,000, (4) the then outstanding balance due with respect to all Advances made with respect to documents or instruments to any individual third party (or affiliated entities) is not more than $1,500,000, (5) the amount of periodic installments required to be paid under the remaining term of the documents or instruments shall be sufficient fully to amortize the Advance made with respect to such documents or instruments, (6) not more than three (3) installments under such document or instrument shall be past due at any time or, at the Bank’s option, such document or instrument shall be replaced by a document or instrument otherwise satisfying the criteria set forth herein with respect to Eligible Loans specified as collateral on the written request by Borrower for the Advance or the amount of the Advance made with respect to such document or instrument shall be reduced pursuant to Section 1.6 hereof, (7) such document or instrument shall be specified on Borrower’s written request for the Loan submitted to the Bank, and (8) such document or instrument meets all other criteria now or hereafter established (provided that any change in such criteria shall be applied prospectively only and shall not be applicable to those documents or instruments which have previously qualified as Eligible Loans specified as collateral on the written request by Borrower for the Loan) by the Bank in order for a document or instrument to be an Eligible Loan; provided, that any document or instrument which is at any time an Eligible Loan, but which subsequently fails to meet the criteria for an Eligible Loan specified as collateral on the written request by Borrower for the Loan shall immediately cease to be an Eligible Loan.

                       (v)    “Financing Documents” means collectively and includes this Agreement, each Promissory Note issued pursuant hereto, and any other instrument, document or agreement both now and hereafter executed, delivered or furnished by the Borrower or any other person (as hereinafter defined) evidencing, securing or in connection with this Agreement or all or any part of the Obligations.

                       (vi)    “Interest Coverage Ratio” means the ratio of Borrower’s earnings before interest and tax to interest expense.

                       (vii)    “Loan Receivables” means the Borrower’s present and future general intangibles, chattel paper, documents and instruments (as such terms are defined in the UCC) solely to the extent relating to Eligible Loans, including, without limitation, all present and future rights of the Borrower to payment of monetary obligations owed to the Borrower on account of Eligible Loans, whether due or to become due.

                       (viii)    “Obligations” means collectively and includes all present and future indebtedness, liabilities and obligations of any kind and nature whatsoever of the Borrower to the Bank both now existing and hereafter arising under, as a result of, on account of, or in connection with, this Agreement and any and all amendments thereto, restatements thereof, supplements thereto and modifications thereof made at any time and from time to time hereafter, or the other Financing Documents, including, without limitation, future advances, principal, interest, indemnities, fees, late charges, enforcement costs (as hereinafter defined) and other costs and expenses whether direct, contingent, joint, several, matured or unmatured.

                       (ix)    “Tangible Net Worth” means the net worth (defined and calculated in accordance with GAAP consistently applied) of the Borrower less the book amount of all assets of the Borrower classified as intangible assets.

                       (x)    “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

               (b)    The term “person” as used in this Agreement means and includes any natural person, individual, company, corporation, partnership, limited liability entity, joint venture, unincorporated association, government or political subdivision or agency thereof, or any other entity of whatever nature. All terms defined in this Agreement shall have such defined meanings when used in any of the other Financing Documents. Accounting terms used in this Agreement shall have the respective meanings given to them under generally accepted accounting principles in effect from time to time in the United States of America. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used herein, the singular number shall include the plural, the plural, the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Unless otherwise defined herein, all terms used herein which are defined by the UCC shall have the same meanings as assigned to them by the UCC unless and to the extent varied by this Agreement.

     7.9.    Entire Agreement; Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement shall not be amended except by an instrument in writing signed by each of the parties. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement which shall remain effective.

     7.10.    Survival. All representations, warranties and covenants contained among the provisions of this Agreement shall survive the execution and delivery of this Agreement and all other Financing Documents.

     7.11.    Successors and Assigns. The rights and obligations of the Borrower under this Agreement may not be assigned or delegated. This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and permitted assigns.

     7.12.    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE).

     7.13.    Time of Essence. Time is of the essence in connection with all obligations of the Borrower hereunder and under any of the other Financing Documents.

     7.14.    Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

     7.15.    Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only, shall not constitute a part of this Agreement for any other purpose and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Master Loan and Security Agreement, under seal, as of the day and year first written above.

OXFORD FINANCE CORPORATION

By:	/s/ Michael J. Altenburger (SEAL)

Name:	Michael J. Altenburger

Title:	Chief Financial Officer

FARMERS & MECHANICS BANK
By:	/s/ Robert Linthicum (SEAL)

Name:	Robert Linthicum

Title:

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